EXHIBIT 10.17

November 21, 2003

Dear Peter,

Confirming our earlier discussions, you and SportsLine.com, Inc. (the “Company”) have mutually agreed to terminate your employment effective immediately. As such, you hereby agree to resign your position with the Company and from any and all offices and positions held with our subsidiaries and affiliates.

We are treating the termination of your employment as a termination for other than cause as defined by Section 9 (d) of the Employment Agreement between you and the Company, dated August 20, 2001 (the “Agreement”). As such, you will be entitled to receive the compensation and other benefits set forth in Sections 9(d) through 9(f) of the Agreement, as follows: (a) the salary and incentive compensation payments set forth in Sections 9(d)(i) and (ii) of the Agreement, as set forth on Exhibit A attached hereto; (b) your stock options and restricted shares, which will vest and be exercisable in accordance with Section 9(e) of the Agreement; and (c) the continuation of the benefits provided to you and your family set forth in Section 9(f) of the Agreement.

We would also like to remind you of various continuing obligations under the Agreement. Specifically, you will be obligated to adhere to the Restrictive Covenants contained in Section 7 of the Agreement. Section (7)(a), as amended pursuant to the following paragraph of this letter, provides that you will not compete with SportsLine.com for a period of two (2) years. The Agreement defines in part a “Competing Business” as any “on-line service that provides sports news, information and content and/or that markets, sells or otherwise distributes sports-related products…” Section (7)(b) of the Agreement provides that you will not engage in any unauthorized disclosure of the Company’s confidential information. Section (7)(c) of the Agreement provides that you will not directly or indirectly solicit any SportsLine.com employees for a period of two years.

In addition, in exchange for the Company providing to you the additional financial benefit as described on Exhibit B attached hereto with respect to the 572,773 shares of common stock of the Company currently held by you, you agree that the provisions of Section 7(a) of the Agreement shall be hereby amended to extend the period referred to therein from one year following any termination of the Agreement to two years from the date of this letter. Furthermore, you hereby acknowledge and agree that the definition of Competing Business as set forth in the Agreement shall include any business, including but not limited to an on-line service, engaged in, or otherwise related to, the provision of fantasy sports products, tools or related services. You acknowledge that the benefits being conferred to you in by virtue of Exhibit B represent valuable additional consideration to you to which you were not otherwise entitled.

Peter Pezaris

November 21, 2003

You agree that during the period for which you will be receiving compensation from the Company, you will adhere to your continuing duty of cooperation with and loyalty owed to the Company. As such, you agree that there will be no disruptive activity on your part or disparaging comments made about the Company and its management. Furthermore, you agree that after termination there will be no need for business-related communications with your former staff, unless requested by the Company’s management.

We also want you to know that any violation of the above listed restrictions will result in SportsLine.com ceasing all remaining payments under your compensation arrangement, including the additional financial benefits listed on Exhibit B, and pursuing all of its legal remedies including those specified in Section 7(d) of the Agreement.

Finally, as normal procedure, you will need to return immediately all Company property, including computer equipment, security cards, credit cards, etc.

I want to personally thank you for your many contributions to SportsLine and wish you the best of success in the future.

Sincerely,

/s/ Michael Levy
Michael Levy
President and Chief Executive Officer

Acknowledged and agreed to:

/s/ Peter Pezaris	Date:	December 6, 2003
Peter Pezaris

Peter Pezaris

November 21, 2003

Exhibit A

Payments to be made pursuant to Sections 9(d)(i) and 9(d)(ii)*

Section 9(d)(i)

Unused Vacation	$18,461.54	[$320,000/2080 hrs) x 8hrs/day X 15 days]
Prorated most recent bonus	$124,657.53	[($140,000/365) x 325 days]

Total	$143,119.07	(payable within 30 days)

Section 9(d)(ii)

2x current salary	$640,000.00	(regular pay)
2x most recent bonus	$280,000.00	[$140,000 x 2]
Total Severance	$920,000.00

Bi-weekly installments	$19,166.67	($920,000/48)

*	All payments made will be subject to applicable federal, state and other withholding taxes.

Peter Pezaris

November 21, 2003

Exhibit B

Guaranteed Proceeds from Sale of Stock by Pezaris.

1.	Subject to the provisions of this section and at the election of Peter Pezaris (“Pezaris”) as provided below, SportsLine.com, Inc. (“SportsLine”) shall pay to Pezaris an amount equal to the difference, if any, between the Guaranteed Proceeds less the Actual Net Proceeds (the “Deficiency Amount”). For purposes of this Exhibit B:

a)	“Actual Net Proceeds” means the aggregate gross proceeds from sales of Subject Shares (as defined below) during the Sale Period (as defined below);

b)	“Guaranteed Proceeds” means an amount equal to the product of (a) the number of Subject Shares times (b) the Reference Price.

c)	“Reference Price” means $1.26, the closing price of SportsLine’s common stock on the Nasdaq National Market on November 20, 2003.

d)	“Subject Shares” means the 572,773 shares of SportsLine common stock held by Pezaris as of the date of this letter less any shares sold by Pezaris pursuant to the provisions of Paragraph 3 of this Exhibit B.

2.	Provided that Pezaris has not sold any of the Subject Shares prior to such time except as provided for pursuant to the provisions of Paragraph 3 below, during the period from November 20, 2005 to December 10, 2005, Pezaris may elect to make a claim for a Deficiency Amount by providing SportsLine a written notice of such election (the “Election Notice”). The Election Notice shall contain a representation from Pezaris (i) that he has not sold any of the Subject Shares prior to such date except pursuant to the provisions of Paragraph 3 below and (ii) specifying the exact number of Subject Shares held as of the date of the Election Notice. Within ten (10) business days following SportsLine’s receipt of the Election Notice, SportsLine shall provide Pezaris with a written notice (i) that SportsLine intends to purchase the Subject Shares from Pezaris for an amount equal to the Guaranteed Proceeds; or (ii) designating one of the primary market makers in the common stock of SportsLine (the “Market Maker) to sell the Subject Shares in accordance with this section.

3.	Pezaris may sell Subject Shares subsequent to the date of this letter without terminating SportsLine’s obligation to make a Deficiency Payment only pursuant to one of the following (any such sale shall reduce the number of Subject Shares for all purposes of this Exhibit B by a corresponding amount):

a)	That number of Subject Shares may be sold as necessary solely to satisfy the applicable withholding taxes in connection with the vesting of restricted shares as set forth in this letter pursuant to the Irrevocable Standing Order to Sell Shares previously executed by Pezaris; and

Peter Pezaris

November 21, 2003

b)	Any number of Subject Shares may be sold by Pezaris for any reason provided that such shares are sold at a per share price greater than or equal to $2.00 and Pezaris notifies SportsLine in writing (e-mail to the Chief Executive Officer with a copy to the Chief Financial Officer and the General Counsel of the Company will suffice) of such sale within three (3) business days.

4.	If SportsLine notifies Pezaris that it intends to purchase the Subject Shares, Pezaris shall deliver to SportsLine or, at SportsLine’s direction, its transfer agent, in good form for transfer certificates representing the Subject Shares and SportsLine shall pay to Pezaris an amount in cash equal to the Guaranteed Proceeds within five (5) business days of receipt of the Subject Shares from Pezaris.

5.	Within five (5) business days after Pezaris’ receipt of SportsLine’s designation of the Market Maker, if applicable, Pezaris shall place a standing sell order (the “Sell Order”) with the Market Maker covering the Subject Shares and shall deliver to the Market Maker in good form for transfer certificates representing the Subject Shares. The Sell Order shall instruct the Market Maker to sell the Subject Shares at the best available market prices, in the Market Maker’s reasonable good faith judgment, during the sixty (60) day period following the date Pezaris places the Sell Order (the “Sale Period”). In the event the Market Maker is unable to sell all or any part of the Subject Shares (such unsold Subject Shares, the “Unsold Stock”) due to either legal restrictions or market conditions, Pezaris shall notify SportsLine thereof as soon as practicable following the expiration of the Sale Period. Upon receipt of such notice, SportsLine shall purchase from Pezaris for cash such Unsold Stock at a price per share equal to the Reference Price.

6.	If Pezaris has given the Election Notice and placed the Sell Order, then as soon as practicable following the earlier to occur of the last day of the Sale Period or the date on which all of the Subject Shares have been sold, Pezaris shall provide SportsLine written notice of the Deficiency Amount, if any, due hereunder (the “Deficiency Notice”), setting forth in detail the calculation of the Deficiency Amount. If a Deficiency Amount is due, SportsLine shall pay such Deficiency Amount to Pezaris within ten (10) business days after receipt of the Deficiency Notice.

7.	SportsLine’s obligation to make a Deficiency Payment to Pezaris shall terminate and have no further force and effect upon the earlier to occur of any of the following: (i) the sale of any of the Subject Shares by Pezaris other than during the Sale Period or as permitted pursuant to Paragraph 3 of this Exhibit B; (ii) any breach by Pezaris of the terms of the Agreement or this letter agreement; or (iii) Pezaris fails to provide SportsLine with an Election Notice by December 10, 2005 or to place or maintain the Sell Order with the Market Maker as required hereby.